Exhibit 99.1

2002 NATIONAL COMMERCE FINANCIAL CORPORATION
PLAN FOR SEVERANCE COMPENSATION
AFTER A CHANGE IN CONTROL

Introduction

The Board of Directors of National Commerce Financial Corporation (“NCFC”) has concluded that it is best able to serve the interests of NCFC’s shareholders, customers, and Employees as an independent institution. NCFC’s prospects for providing outstanding service to its customers and superior returns to its shareholders remain bright. The Board is aware, however, that the financial services industry continues to change rapidly and that circumstances could arise that would cause NCFC to consider various strategic options. Some of these options possibly could result in a Change In Control of NCFC in which the continuing employment of all of the Employees of NCFC and its subsidiaries would not be assured.

The Board of Directors has evaluated the potential economic and social impact of a Change In Control of NCFC upon its Employees. Many Employees have devoted their careers to NCFC and have made significant contributions to its growth and success. Similarly, many of the Employees of companies that have combined with NCFC have contributed years of service to those companies and NCFC. The adverse impact on Employees, their families and their careers caused by the potentially disruptive consequences of a Change In Control are widely recognized. Branch closings, elimination of positions, integration of management, relocations, and reduced Employee benefits all may flow from corporate change, and all can impose burdens upon Employees and their families.

The Board has concluded that this 2002 Severance Compensation Plan would aid NCFC in attracting and retaining the highly qualified individuals who are essential to its success. It has determined that the assurance of fair treatment such a plan would provide would reduce the distractions and other adverse effects on Employee recruitment and Employees’ performance which are inherent in an industry where the potential for an extraordinary transaction may not be discounted. In developing the Plan, the Board has considered and drawn from the previous Change In Control severance plans of National Commerce Bancorporation and CCB Financial Corporation. Accordingly, the Board adopts the following “2002 National Commerce Financial Corporation Plan for Severance Compensation After a Change In Control.”

ARTICLE I
ADOPTION OF THE PLAN

1.1    Adoption of the Plan

As of the Effective Date, NCFC hereby adopts the “2002 National Commerce Financial Corporation Plan For Severance Compensation After A Change In Control” (the “Plan”), as set forth herein. The purposes of the Plan are as set forth in the Introduction.

1.2    Applicability of Plan

Except as otherwise provided in Section 4.5, the benefits provided by this Plan shall be available to all Employees who, at or after the Effective Date, meet the eligibility requirements of Article III.

1.3    Contractual Right to Benefits

Except as otherwise provided in Section 4.5, this Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against his or her Employer or NCFC, or both.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1    Definitions

Unless a different intention is clearly indicated by the context, the following capitalized terms shall have the meanings set forth below whenever used herein:

(a)  “Affiliate” means a Person who directly or indirectly controls, is controlled by or is under common control with another Person, whether by contract, equity ownership, voting power, understanding or otherwise. A Person who is the Beneficial Owner of ten percent (10%) or more of the equity ownership and/or is the holder of a ten percent (10%) or greater Voting Power of another Person shall be deemed to control that Person.

(b)  “Beneficial Owner” means a holder of the legal and beneficial interests in some or all of the equity ownership of a Person or a Person who is entitled to enjoy or otherwise in fact enjoys some or all of the beneficial interests in some or all of the equity ownership of a Person.

(c)  “Break in Service” means, for purposes of determining Service, the earliest of the following events to occur: The date the Employee resigns or otherwise terminates his or her employment voluntarily, is discharged or retires.

(d)  “Change In Control” shall be deemed to have occurred as of any date after the Effective Date on which any one of the following circumstances shall occur or exist:

(i)  Any Person who is not a Beneficial Owner on the Effective Date becomes the Beneficial Owner, directly or indirectly, of securities of NCFC (but not including securities acquired directly from NCFC) representing a Voting Power of twenty-five percent (25%) or more of NCFC’s then outstanding voting securities; or

(ii)  Continuing Directors cease for any reason to constitute a majority of the Board of Directors of NCFC; or

(iii)  NCFC merges with any other Person, any other Person consummates a share exchange for NCFC’s outstanding securities, or the complete liquidation of NCFC occurs, other than a merger, share exchange, or liquidation which has been approved by NCFC’s shareholders by the requisite vote under applicable law and which results in the voting securities of NCFC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the Surviving Entity), in combination with the ownership of any trustee or other fiduciary holding voting securities of NCFC under any benefit plan of NCFC or any Subsidiary, more than seventy-five percent (75%) of the combined voting power of the voting securities of NCFC or such Surviving Entity outstanding immediately after such merger, share exchange or liquidation other than as a Neutral Transaction; or

(iv)  The shareholders of NCFC approve an agreement for the sale or other disposition by NCFC (other than to a Subsidiary) of all or substantially all of NCFC’s assets other than as a Neutral Transaction.

Notwithstanding the foregoing provisions, with respect to a particular Participant, a Change In Control shall not include any event, circumstance or transaction which results from the action of any Person who is or is an Affiliate of one or more executive officers of NCFC or any Subsidiary and in which Person the Participant is a Beneficial Owner.

(e)  “Change of Circumstance” has the meaning set forth in Section 4.2.

(f)  “Compensation” of a Participant means:

(i)  in the case of a Participant who is not compensated in whole or in substantial part on the basis of commission earnings, the base monthly salary paid by an Employer as consideration for the Participant’s service during the last completed month ending prior to the date as of which Compensation is to be determined plus, if applicable, one-twelfth (1/12) of the aggregate cash compensation received by the Participant for the previous year under NCFC’s short-term Management Bonus Plan or one-twelfth (1/12) of the aggregate cash compensation received by the Participant during the twelve (12) months immediately preceding the date as of which Compensation is to be determined under formal sales or productivity plans (not including any plan or arrangement under which a Participant is compensated by means of commissions which are covered under (f)(ii) below) that are applicable to the Participant at the time of a Change In Control; or

(ii)  in the case a Participant who is compensated in whole or in substantial part on the basis of commission earnings, the base monthly salary, if any, paid by an Employer as consideration for the Participant’s service during the last completed month prior to the date on which compensation is to be determined plus, one-twelfth (1/12) of the aggregate cash commission compensation received by the Participant during the twelve (12) months immediately preceding the date as of which Compensation is to be determined, the total compensation, however, shall not exceed the qualified plan compensation limit currently set forth in Section 401(a)(17) of the Internal Revenue Code, and as it may, from time-to-time be amended.

(g)  “Continuing Director” means a director of NCFC, other than a director nominated or elected in connection with a transaction described in Section 2.1(e)(i), (iii) or (iv), who either (a) was at the beginning of any period of twenty-four (24) consecutive calendar months a director of NCFC or (b) has been approved for nomination or election as a director by a vote of at least two-thirds of the directors in office at the beginning of such period.

(h)  “Displaced Employee” has the meaning set forth in Section 4.5.

(i)  “Effective Date” as to Employees of an Employer means the date this Plan is approved by the Board of Directors of that Employer, or such other date as such Board shall designate in its resolution approving this Plan.

(j)  “Employee” means a common-law employee of an Employer employed by such Employer on a full-time or part-time basis who works at least twenty (20) regularly scheduled hours per week and is designated by that Employer as its employee, except that an “Employee” does not include a Displaced Employee or a Special Purpose Employee, and provided that an individual may have only one “Employer” under this Plan.

(k)“Employer” means NCFC or a Subsidiary which has adopted this Plan pursuant to Article VI hereof.

(l)  “Just Cause” means that the termination of employment of a Participant shall have taken place as a result, either in whole or in part, of:

(i)  Participant’s material breach of any term or condition of this Agreement or of the policies or codes or rules of conduct of NCFC or any Subsidiary, Participant’s failure to perform or discharge the duties of the Participant’s employment in a reasonably competent and satisfactory manner, following reasonable notice of such failure and reasonable opportunity to correct the identified performance deficiency or a determination by the Participant’s Employer, in good faith, that the Participant is engaging or has engaged in misconduct or conduct which is detrimental to the business prospects of NCFC or a Subsidiary or which has had or likely will have a material adverse effect on NCFC’s or any Subsidiary’s business or reputation;

(ii)  The violation by Participant of any federal or state law applicable to the business of NCFC or any of its Subsidiaries, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority, including any self-regulatory organization, having jurisdiction over NCFC or any of its Subsidiaries (any of the foregoing being hereinafter referred to as a “Regulatory Authority,” which will include, without limitation, the Office of the Comptroller of the Currency, the Federal Deposit Insurance

Corporation, the Tennessee Department of Financial Institutions or other state banking regulators, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of St. Louis, the Office of Thrift Supervision, the Securities and Exchange Commission, the National Association of Securities Dealers, state securities or insurance regulators, or any other banking, securities or insurance regulatory authority), which results from Participant’s gross negligence, misconduct or intentional disregard of such law, rule, regulation, order or statement of policy;

(iii)  The commission in the course of Participant’s employment with an Employer of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv)  The conviction of Participant of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Participant from serving as an Employee of NCFC or any Subsidiary, or an “institution-affiliated party” of a depository institution;

(v)  Participant’s employment becomes unacceptable to, or Participant is removed, suspended or prohibited from participating in the conduct of NCFC’s or any Subsidiary’s affairs (or if proceedings for that purpose are commenced) by, any Regulatory Authority; or

(vi)  The occurrence of any event believed by NCFC, in good faith, to have resulted in Participant being excluded from coverage, or having coverage limited as to Participant as compared to other covered Employees, under NCFC’s or any Subsidiary’s then current “blanket bond” or other fidelity bonds, or under any other insurance contracts covering liability of any kind of NCFC or its Subsidiaries, directors, officers or Employees.

(m)  “Merged Company” shall mean any company or financial institution acquired by NCFC or any Subsidiary in any manner including but not limited to merger, consolidation, acquisition of a majority of shares, acquisition of all or substantially all assets, or in some other manner.

(n)  “NCFC” means National Commerce Financial Corporation, Memphis, Tennessee, a Tennessee corporation, and any Successor thereto.

(o)  “Neutral Transaction” means a transaction recommended by a two-thirds (2/3) vote of the Continuing Directors in connection with which NCFC’s shareholders prior to the transaction own seventy percent (70%) of the voting interests of the entity resulting from the transaction.

(p)  “Notice of Severance” has the meaning set forth in Section 4.4.

(q)  “Participant” means an Employee who meets the eligibility requirements of Section 3.1.

(r)  “Person” means any individual, corporation, partnership (general or limited), limited liability company, trust, business trust or other organization or entity, and all Affiliates thereof, and any two (2) or more of the foregoing acting in concert.

(s)  “Plan” means this “2002 National Commerce Financial Corporation Plan For Severance Compensation After A Change In Control,” including any amendments adopted pursuant to Article VIII.

(t)  “Prior Plans” means the “CCB Financial Corporation Plan for Severance Compensation After a Change In Control” adopted during 1997, the “National Commerce Bancorporation Change In Control Severance Policy,” adopted during 1998, the “National Commerce Bancorporation Change In Control Severance Policy for Key Employees,” adopted during 1998, and the “National Commerce Bancorporation Change In Control Severance Policy for Regional Bank Subsidiary Presidents,” adopted during 1998.

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(u)  “Service” means the period of continuous unbroken employment with an Employer (including unbroken employment with a Merged Company) measured from a Participant’s date of hire to the date a Participant incurs a Break in Service. Service with an Employer following a Break in Service shall be aggregated with Service prior to such Break of Service provided the period of the Break in Service is less than one (1) year and such Break in Service did not occur by reason of termination of employment for Just Cause.

(v)  “Severance” means an event described in Section 4.2.

(w)  “Severance Payment” means the payment of severance compensation as provided it Article IV hereof.

(x)  “Special Purpose Employee” has the meaning set forth in Section 4.5.

(y)  “Subsidiary” means any direct or indirect subsidiary of NCFC, as such relationship is defined under generally accepted accounting principles.

(z)  “Successor” shall have the meaning set forth in Article VII.

(aa)  “Surviving Entity” means the resulting Person of a merger to which NCFC is a party, a Person that effects a share exchange for NCFC’s outstanding securities, or a purchaser of all or substantially all of NCFC’s assets through a purchase and assumption transaction, a liquidation or otherwise.

(bb)  “Total and Permanent Disability” means a circumstance whereby an Employee, with or without reasonable accommodation, is unable to perform each of the essential duties of his/her regular employment by an Employer resulting in the receipt of long term disability benefits under applicable disability plans of NCFC or a Subsidiary then in effect.

(cc)  “Voting Power” shall mean the ability generally to vote or exercise approval authority in the election or appointment of the directors of a corporation, the general partners of a partnership, the managers and/or members of a limited liability company, or the trustees of a trust.

2.2    Applicable Law

To the extent not preempted by the laws of the United States, the laws of the State of Tennessee shall be the controlling law in all matters relating to this Plan.

2.3    Severability

If a provision of this Plan shall be held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included and, if practicable, a legal, valid and enforceable provision that reasonably approximates the intent of the provision held illegal, invalid or unenforceable shall be substituted.

ARTICLE III
ELIGIBILITY

3.1    Participation

Each Employee who, as of the Effective Date, shall be in the Employment of an Employer shall become a Participant on the date the Plan becomes effective for his or her Employer. Each Employee who becomes employed by an Employer after the Effective Date shall become a Participant on the day of such employment. Notwithstanding the foregoing, any Employee who, at the time of a Change In Control, shall have in effect an individual agreement or arrangement with NCFC and/or any Subsidiary that provides for severance compensation other than the Severance Payment set forth herein shall not be deemed a Participant and shall have no rights under this Plan.

3.2    Duration of Participation

A Participant shall cease to be a Participant when he or she ceases to be an Employee because of a Break in Service unless such Participant is then entitled to receive a Severance Payment as provided herein.

ARTICLE IV
SEVERANCE PAYMENTS

4.1    Right to Severance Payment

(a)  A Participant shall be entitled to receive from his or her Employer a Severance Payment in the amount provided in Section 4.3 if a “Severance” (as defined in Section 4.2) of Participant’s employment occurs at any time within either one (1) year following the Change In Control or, if longer, the number of months following the Change In Control equal to the number by which the Participant’s Compensation would be multiplied under Section 4.3 to determine the Severance Payment due following a Severance (the longer of the two periods being referred to herein as the “Severance Period”), provided that Participant gives Employer any “Notice of Severance” required under Section 4.4. A Participant shall not be entitled to a Severance Payment if Participant’s employment is terminated without a Severance occurring (for example, a termination of employment for Just Cause; by reason of the Participant’s death, retirement, or Total and Permanent Disability; by reason of the Participant’s resignation in the absence of any event described in Section 4.2(a), (b), (c) or (d); or by reason of a termination occurring after the Severance Period).

(b)  In the event a Participant accepts in writing a “Change of Circumstance” (as defined in Section 4.2), he or she shall be deemed to have waived his or her entitlement to a Severance Payment with respect to that Change of Circumstance. Acceptance of one Change of Circumstance shall not constitute an acceptance of any other or further Change of Circumstance.

(c)  Notwithstanding any other provision of this Plan, a Participant’s right to a Severance Payment is conditioned upon Participant’s relinquishment of any and all rights under the Prior Plans or any other right to compensation on account of the termination of the Participant’s employment with Employer, whenever and however any such rights may have arisen, and an Employer may require a Participant to execute an acknowledgment of such waiver satisfactory to Employer in Employer’s sole discretion before making any Severance Payment under this Plan.

4.2    Termination Resulting In Severance Payment

A “Severance” shall have occurred if, and only if, the Participant’s employment is terminated by the Participant’s Employer without Just Cause or if the Participant terminates his or her employment for any one or more of the following reasons (each a “Change of Circumstance”):

(a)  The Employer reduces the Participant’s base salary in effect one hundred eighty (180) days prior to the Change In Control, or as the same may have been increased after such date and immediately prior to the Change In Control;

(b)  The Employer fails to continue or changes substantially any performance-based incentive plan in which the Participant was entitled to participate immediately prior to the Change In Control substantially in the forms then in effect. A reduction of more than ten percent (10%) in a Participant’s incentive opportunity shall be deemed a substantial change.

(c)  The Employer requires the Participant to change the location of his or her job or office, so that he or she will be based at a location more than thirty-five (35) miles from the location of his or her job or office prior to the Change In Control; or

(d)  A Successor fails or refuses to assume NCFC’s obligations under this Plan, as required by Article VII.

Provided, however, that a Change of Circumstance shall not entitle a participant to a Severance if the Participant accepts that Change of Circumstance in the manner provided in Section 4.1(b).

4.3    Amount of Severance Payment; Other Benefits Following Severance

(a)  Each Participant entitled to a Severance Payment under Section 4.2 shall receive from his or her Employer or its Successor a lump sum cash payment determined as follows:

(i)  Participants who are reflected on Appendix A, attached hereto and incorporated by reference herein, shall receive an amount equal to twenty-four (24) times Compensation, less deductions for his or her portion of the cost of Employee benefits continued in accordance with Section 4.3(b) and (c). Additionally, at the request of any such Participant, he or she shall be provided outplacement employment services at the expense of his or her Employer or its Successor.

(ii)  Participants who are reflected on Appendix B, attached hereto and incorporated by reference herein, shall receive an amount equal to point seventy-five (.75) times Compensation for each full year of Service, subject to a minimum of nine (9) times Compensation and a maximum of eighteen (18) times Compensation, less deductions for his or her portion of the cost of Employee benefits continued in accordance with Section 4.3(b) and (c).

(iii)  Participants who are “exempt” associates other than those referenced in (i) or (ii) above (i.e., Employees exempt from the provisions of the Fair Labor Standards Act (“Act”)) as a result of the application of the supervisory, administrative, professional, or outside sales exemptions of the Act shall receive point fifty (.50) times Compensation for each full year of Service, less deductions for his or her portion of the cost of Employee benefits continued in accordance with Section 4.3(b) and (c), for each full year of Service, subject to a minimum of six (6) times Compensation and a maximum of twelve (12) times Compensation.

(iv)  Participants who are “non-exempt” associates with less than one (1) year of service shall receive one (1) times Compensation and non-exempt associates with one (1) or more years of service shall receive point twenty-five (.25) times Compensation for each full year of Service, subject to a minimum of two (2) times Compensation and a maximum of six (6) times Compensation.

(b)  Each Participant shall be entitled to the continuation of his or her health plan benefit at the same expense as then current Employees of his or her Employer or its Successor throughout the entirety of his or her calculated period of Severance Payments.

(c)  Subject to the eligibility, participation, vesting, credit accrual or other requirements of such plans and all laws and regulations applicable thereto, all Participants described in items (i), (ii), (iii) and (iv) above shall be entitled to participate in all Employee benefit plans of Participant’s Employer, as applicable (other than disability benefits), in which he or she was participating as of the time his or her employment terminated.

(d)  No Participant shall be required to mitigate the amount of his or her Severance Payment by seeking other employment or otherwise, nor shall the amount of such Severance Payment be reduced by any other earnings of a Participant following a Severance. Notwithstanding the foregoing, however, if an Employee secures new employment following a Severance, the Participant’s participation in Employee benefit plans pursuant to Section 4.3(b) and (c) shall terminate concurrent with the date of new employment.

(e)  Notwithstanding any other provision of this Section, any Severance Payment to which a Participant is entitled under this Plan shall be offset by any amounts that may be payable to that Participant under the Prior Plans or in any other manner, whenever and however any such rights may have arisen.

4.4  Notice of Severance; Time of Severance Payment

(a)  Unless payment is made voluntarily without such notice, Participants must give the following notices (each a “Notice of Severance”) in order to receive a Severance Payment:

(i)  A Participant who claims entitlement to a Severance Payment due to a Change of Circumstance must terminate his or her employment as provided in Section 4.2 and give his or her Employer or its Successor written notice of the claim, within six (6) months following the Change of Circumstance, specifying the Change of Circumstance and stating that he or she terminated employment due to the Change of Circumstance. This notice of claim shall be submitted to his or her Employer’s or its Successor’s Human Resources office.

(ii)  A Participant who claims entitlement to a Severance Payment for any other reason must give Employer or its Successor written notice of the claim within six (6) months of the occurrence of the event on which the claim to such entitlement is based, setting forth in reasonable detail the basis for the claim. This notice of claim shall be submitted to his or her Employer’s or its Successor’s Human Resources office.

(b)  Each Participant shall receive any Severance Payment to which he or she is entitled, in cash and in full, not later than thirty (30) days after Participant’s submission of a Notice of Severance. If such a Participant should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid to the designated beneficiary or Participant’s estate.

4.5    Displaced Employees; Special Purpose Employees

NCFC or any Subsidiary may, in their discretion, offer to make payments to employees of a Person who has agreed to become a Merged Company, which Employees will not be offered opportunities to become Employees (“Displaced Employees”), in such amounts and at such times as NCFC shall determine in its discretion. No Displaced Employee shall be a Participant or have any rights under this Plan. NCFC or any Subsidiary may also, in their discretion, offer to make payments to employees of a Person who has agreed to become a Merged Company conditioned upon such employees becoming employees for a limited period for one or more specific purposes (“Special Purpose Employees”) in such amounts and at such time as NCFC shall determine in its discretion, which payments may, in their discretion, be in lieu of or in addition to any payments Special Purpose Employees could become entitled to receive as an Employee under this Plan. No Special Purpose Employee shall be a Participant or have any rights under this Plan except as NCFC or a Subsidiary in their discretion may specifically grant. This Section shall not obligate NCFC or any Subsidiary to make any payment to a Displaced Employee or a Special Purpose Employee. The employees of a Merged Company other than Displaced Employees and Special Purpose Employees shall become Participants upon the effectiveness of the acquisition of the Merged Company by NCFC or a Subsidiary.

ARTICLE V
OTHER RIGHTS AND BENEFITS

5 .1    Other Benefits

Except as specifically provided in this Plan, neither the provisions of this Plan nor any Severance Payment provided for herein shall reduce any amounts otherwise payable to a Participant, or in any way diminish the Participant’s rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, compensation, incentive, retirement, stock option, stock purchase, performance unit, life insurance, health, accident or disability plan, any employment agreement or any other plan or arrangement to which he or she is a party or in which he or she is a Participant.

5.2    Employment Status

This Plan does not constitute a contract of employment or impose on any Participant’s Employer any obligation to retain the Participant as an Employee, to maintain or to change the status of the Participant’s employment, to maintain or to change the Participant’s duties, responsibilities, supervisory authority or place of employment, or to maintain or change NCFC’s policies regarding termination of employment.

ARTICLE VI
PARTICIPATING EMPLOYERS

This Plan may be adopted by any Subsidiary. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary. A Subsidiary may choose not to adopt this Plan.

ARTICLE VII
SUCCESSOR TO NCFC

Any Person who shall become a Successor to NCFC shall expressly and unconditionally assume, agree to perform and perform NCFC’s obligations under this Plan in the same manner and to the same extent that NCFC is required to perform hereunder. A “Successor” shall mean any Person who (a) by purchase, conversion or exchange acquires legal title to and/or becomes a Beneficial Owner of a majority of NCFC’s voting securities, (b) merges with or into NCFC or any Subsidiary with the result that NCFC’s shareholders immediately prior to such merger are not the Beneficial Owners of more than fifty percent (50%) of the voting securities of the Surviving Entity, or (c) acquires more than a majority of the consolidated assets of NCFC. Should NCFC continue as a separate corporate entity following the time that a person becomes a Successor, NCFC and such Successor shall be jointly and severally obligated to perform all of NCFC’s obligations under this Plan.

ARTICLE VIII
DURATION, AMENDMENT AND TERMINATION

8.1    Duration

(a)  If a Change In Control has not occurred previously, this Plan shall expire fifteen (15) years from the Effective Date, unless sooner terminated as provided in Section 8.2 or unless extended for an additional period or periods by resolution adopted by the Board of Directors of NCFC.

(b)  If a Change In Control occurs, this Plan shall continue in full force and effect, and, subject to Section 8.2, shall not terminate or expire until after all Participants who become entitled to Severance Payments hereunder shall have received such payments in full and all periods for continuation of participation in Employee benefit plans under Section 4.3(b) and (c) shall have expired.

8.2    Amendment and Termination

This Plan may be terminated or amended in any respect by resolution adopted by the Board of Directors of NCFC, and may be terminated as to a Subsidiary by the Board of Directors of that Subsidiary, unless a Change In Control has previously occurred. If a Change In Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever until the period described in Section 8.1(b) shall have expired. Notwithstanding this Section 8.2, however, the Plan may be closed to new Participants after, or amended as to individuals who become Participants following, a Change In Control.

8.3    Form of Amendment

The form of any permissible amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer or officers of NCFC or a Subsidiary terminating the Plan, certifying that the amendment or termination has been approved by the appropriate Board of Directors. A permissible amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder. A permissible termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE IX
LIMITATIONS ON SEVERANCE PAYMENTS

9.1	Tax Law Limitations

Notwithstanding any other provision of this Plan, in no event shall any Severance Payment exceed an amount that, when combined with any other compensation to a Participant, would cause the aggregate amount of the Severance Payment and such compensation to result in the imposition of an excise tax with respect to such Severance Payment under Section 4999 of the Internal Revenue Code, the denial of a deduction with respect to such Severance Payment under Section 280G of the Internal Revenue Code, or other materially adverse consequences, as determined in the discretion of an Employer, under any other applicable tax law. Any Severance Payment provided for in this Plan shall be reduced to an such amount, or if necessary eliminated altogether, so that it does not cause one of the results described in this Section 9.1.

9.2	Regulatory Limitations

Notwithstanding any other provision of this Plan, in no event shall any Severance Payment be made that NCFC reasonably determines would violate any applicable law or any applicable rule, regulation, order, or policy statement issued by any governmental agency or authority having jurisdiction over NCFC or any Subsidiary. Any Severance Payment provided for in this Plan shall be reduced to such an amount, or if necessary eliminated altogether, to avoid such a violation.

ARTICLE X
ARBITRATION

Either a Participant or an Employer may, without the consent of the other, require that any claim, controversy or dispute relating in any way to this Plan, including the validity, enforceability and scope of this Article X (“Claim”) filed by anyone either as an individual action, or as part of a class action (including private attorney general actions, or other representative or collective actions) be settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his or her job with an Employer. The parties to any such arbitration will agree upon rules to govern discovery in the arbitration, or if the parties cannot so agree the arbitrators will provide for discovery proceedings that include a right to written discovery and depositions. Except as otherwise provided in this Paragraph, such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction over the applicable Employer or NCFC. The arbitration of any Claim will proceed on an individual basis and will not be consolidated in any action with any other disputes concerning this Plan, and no Participant will have the right to act as a class representative or participate as a member of a class of claimants with respect to any Claim, even if the Claim has been asserted in court. If any portion of this Article X is deemed invalid or unenforceable, the remaining portions of this Article X shall nevertheless remain valid and in force.

Approved by the NCFC Board of Directors
on the 15th day of January, 2002.